Exhibit 99.1

FINAL AS APPROVED

DOMINO’S PIZZA, INC. ANNOUNCES

PROPOSED INITIAL PUBLIC OFFERING

ANN ARBOR, Michigan, April 13, 2004—Domino’s Pizza, Inc. today announced its filing of a registration statement with the Securities and Exchange Commission for a proposed $300 million initial public offering of shares of its common stock. The shares would be offered by the Company as well as by existing stockholders. The offering is expected to be made to the public as soon as practicable. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are serving as joint book-running managers for the offering.

Domino’s Pizza operates and franchises pizza delivery and carry-out restaurants under the trademark “Domino’s Pizza” in all 50 U.S. states and in over 50 international markets. The first company-owned store opened in 1960, and the first franchise store opened in 1967. There are currently more than 7,400 Domino’s Pizza stores in operation.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The offering will be made only by means of a prospectus, which, when available, may be obtained by writing to one of the managing underwriters:

J.P. Morgan Securities Inc.	Citigroup Global Markets Inc.
Distribution & Support Services	Prospectus Department
1 Chase Manhattan Plaza, Floor 5B	Brooklyn Army Terminal, 5th Floor
New York, NY 10081	140 58th Street
Brooklyn, NY 11220

###